[Graphic omitte] COMPANHIA FORCA E LUZ
                             CARAGUAZES-LEOPOLDINA
                              Publicly Held Company
                National Corporate Taxpayer Enrollment No. (CNPJ)
                               19.527.639/0001-58

                              Relevant Information

The management of Companhia Forca e Luz Cataguazes Leopoldina ("CFLCL"), in compliance with Brazilian Securities Commission (CVM) Instruction No. 358/2002, hereby informs the market that:

     1) The Court of Arbitration of the International Chamber of Commerce ("ICC") has proffered its decision ("Judgment") in the arbitration brought by Alliant Energy Holdings do Brasil Ltda. ("Alliant") against Cat-Leo Energia S.A. ("Cat-Leo"), a subsidiary of CFLCL.

     2) The Judgment orders Cat-Leo to acquire a 50% of the share capital of Usina Termeletrica de Juiz de Fora S/A held by Alliant for the historical value of approximately R$18.3 million, that was subscribed and paid up between December 2000 and October 2002, plus interest and monetary correction .

     3) The Judgment also requires that Cat-Leo reimburse Alliant for its arbitration costs.

     4) Management of CFLCL does not agree with the terms and the calculations of the Judgment and is analyzing suitable measures to revise this arbitration decision.

CFLCL will keep the market informed regarding the subject.

                           Cataguazes, January 5, 2005

                             Mauricio Perez Botelho
                         Director of Investor Relations